Filed pursuant to Rule 433
Registration Number: 333-136108
CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
October 5, 2006
PEABODY ENERGY ANNOUNCES PRICING OF $900 MILLION OF
7.375% 10-YEAR SENIOR NOTES AND 7.875% 20-YEAR SENIOR NOTES
ST. LOUIS, Oct. 5 - Peabody Energy (NYSE: BTU) today announced the pricing of an offering of $650 million of 7.375% 10-year senior notes due 2016 and $250 million of 7.875% 20-year senior notes due 2026 under its shelf registration statement.
     “We’re pleased to complete this senior notes offering, which will help to fund the Excel Coal acquisition,” said Peabody Energy Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “The terms of these offerings and ability to access the 20-year bond market, along with the recently completed $2.75 billion unsecured bank facility, reflect the investment community’s long-term confidence in Peabody.”
     The underwriters expect to deliver the notes on October 12, 2006. Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. are serving as joint book-running managers for the senior notes offering.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2005 sales of 240 million tons and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity generation.
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A copy of the prospectus supplement may be obtained by requesting a copy from Morgan Stanley, Attention: Prospectus Department, 1585 Broadway; New York, NY 10036, Telephone (212) 761-6775; or Lehman Brothers c/o ADP Financial Services Integrated Distribution Services, 1155 Long Island Avenue, Edgewood NY 11717, Facsimile (631) 254-7268. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.